PELOTON INTERACTIVE, INC.
441 9th Ave.,
New York, NY 10001

May 21, 2026
Mr. Siddharth Thacker
[***]

Via Email

Dear Sid:

Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms, commencing on June 22, 2026 (the “Commencement Date”):

1.Position. Your title will be Chief Financial Officer and you will report to the Company’s Chief Executive Officer and President. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. During your employment, you may (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Chief Executive Officer and President (not to be unreasonably withheld), (B) manage your personal and family investments, and (C) continue to serve on the positions set forth on Schedule 1 hereto, so long as any such activities do not, individually or in the aggregate, interfere with the discharge of your responsibilities to the Company or create a conflict of interest.

2.Salary. The Company will pay you a starting salary at the rate of $635,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Annual Bonus. You will be eligible to receive an annual cash bonus of 60% of your base salary for fiscal year 2026 (July 1, 2025 - June 30, 2026), pro-rated to account for your partial year of service. Based on a Commencement Date of June 22, this fiscal year 2026 bonus would be $9,394.52. For fiscal year 2027 and later, you will be eligible to receive an annual cash bonus with a target of 60% of your base salary, subject to the achievement of performance metrics to be established by the Board (or the Compensation Committee). Other than with respect to the annual bonus payable for the 2026 fiscal year, the achievement of applicable performance metrics, and the actual amount of the annual bonus, if any, will be determined by the Board (or the

Compensation Committee). Annual bonuses will be paid no later than September 15, following the close of the corresponding fiscal performance year. You must be employed on the payment date to receive the annual bonus.

4.Return to Office Policy. Your role is not a remote role, so you will be required to work from the New York office pursuant to the Peloton Return to Office Policy (“RTO Policy”) Tuesday, Wednesday, and Thursday of each week, subject to terms and conditions of the RTO Policy, as may be amended from time to time.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, in effect from time to time. The Company reserves the right to amend, modify, or terminate its benefits at any time, subject to applicable law. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6.Equity Awards. Subject to the approval of the Board or its Compensation Committee, you will be eligible to receive equity awards under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”; such awards collectively, the “Equity Awards”). Your initial Equity Awards will be valued at $8,000,000 in the aggregate on the applicable date(s) of grant, allocated as follows: (i) time-based restricted stock units valued at $5,250,000 (the “RSU Award”); (ii) time-based restricted stock units valued at $500,000 (the “Supplemental RSU Award”); and (iii) performance-based restricted stock units valued at $2,250,000 (the “PSU Awards”). For the avoidance of doubt, each Equity Award will cover the number of shares of Class A Common Stock determined using the Company’s then prevailing approved valuation methodology as of the applicable grant date, rounded up to the nearest whole share.

The RSU Award shall vest quarterly in one-sixteenth (1/16) installments over four years, subject to your continuous service through each such date (as set forth in the RSU Agreement). The first vesting date for the RSU Award shall be November 15, 2026.

The Supplemental RSU award shall vest 50% on August 15, 2029 and 50% on August 15, 2030, subject to your continuous service through each such date (as set forth in the RSU Agreement).

The PSU Award will be granted subject to the same performance terms and at the same time, typically in August, as the performance-based restricted stock unit awards granted to the Company’s other senior executives with respect to the applicable fiscal year. We anticipate the PSU Award will have a one year performance period and units that are earned based on the achievement of applicable performance metrics, if any, will vest five-sixteenths (5/16) on November 15, 2027 and then one-sixteenth (1/16) to vest quarterly thereafter for eleven quarters, subject to your continuous service through each applicable vest date.

The Equity Awards will be subject to the terms and conditions applicable to the respective grants under the Equity Plan and the respective award agreements to be entered into between you and the Company.

We expect you will be eligible to receive an annual equity refresh grant (each grant, an “Annual Equity Refresh Grant”) beginning with an annual grant made in fiscal year 2028 (expected to be made in August 2027). Each Annual Equity Refresh Grant, if any, will be subject to the approval of the Board (or the Compensation Committee), the terms and conditions applicable to the respective grants under the Plan, and the respective award agreement. Annual Equity Refresh Grants are discretionary, based on your performance and the performance of the Company. The Board or its Compensation Committee will determine the amount, if any, of each Annual Equity Refresh Grant, and the applicable vesting conditions, on an annual basis.

7.Severance and Change in Control. You will be designated as eligible to participate in the Company’s Severance Plan as a Tier 1 participant, subject to your execution of a participation agreement thereunder. For the avoidance of doubt, acceleration and/or forfeiture of equity, including the Equity Awards, upon termination will be governed by the Severance Plan.

8.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

9.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Tax Matters.

a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

c.Section 409A. Section 8.1 of the Severance Plan is hereby incorporated by reference and shall apply, mutatis mutandis, to the provisions set forth herein.

11.Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and the PIIA. The Company shall pay or reimburse you for up to $10,000 of your legal costs reasonably incurred in the negotiation of this letter agreement and related agreements within thirty (30) days of the Commencement Date and upon submission of an invoice for such services.

12.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this letter agreement or any breach hereof,

provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter agreement in court – in other words, should you file a claim or counterclaim in arbitration against the Company, the Company will pay the difference between the then applicable JAMS filing fee (available at: https://www.jamsadr.com/arbitration-fees) and the then applicable filing fee for obtaining an Index Number to commence a lawsuit in the New York State Supreme Court, pursuant to NY CPLR § 8018 (available at: https://www.nycourts.gov/forms/filingfees.shtml). Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

For the avoidance of doubt, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law (such as sexual assault and sexual harassment claims), claims for unemployment or workers compensation, and shall not prevent you from filing a charge with the Equal Employment Opportunity Commission or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein.

13.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.

14.Interpretation, Amendment and Enforcement. This letter agreement, Schedule 1 and Exhibit A constitute the complete agreement between you and the Company relating to the subject matter herein, contain all of the terms of your offer of employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this letter agreement or any breach hereof, including any disputes as to the meaning, effect, performance or validity of this letter agreement, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through JAMS in in the county and state from which you render or last rendered services to the Company, or at any other location mutually agreed to, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at jamsadr.com.). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on a satisfactory review of a background check and upon your starting work with the Company on June 22, 2026.
If you have any questions, please feel free to reach out.

Very truly yours,
/s/ Peter Stern

PELOTON INTERACTIVE, INC.
Peter Stern
Chief Executive Officer and President

I have read and accept this employment offer:
/s/ Siddharth Thacker
Siddharth Thacker

Dated: May 21, 2026

Attachment
Exhibit A: Proprietary Information and Inventions Agreement